NEWS RELEASE
FOR IMMEDIATE RELEASE


                  VITAL SIGNS, INC. ANNOUNCES SALES AND EARNINGS FOR
                FOURTH QUARTER AND YEAR ENDED SEPTEMBER 30, 2004

         TOTOWA, N.J., November 23, 2004 -- VITAL SIGNS, INC. (NASDAQ: VITL) today announced sales and earnings for the fourth quarter and year ended September 30, 2004.

         Income from continuing operations was $5,501,000, or $.43 per share, for the fourth quarter of fiscal 2004, compared to $5,917,000, or $.46 per share for the fourth quarter of fiscal 2003. Included in the fourth quarter of fiscal 2004 was a charge for restructuring costs that lowered after tax earnings by approximately $350,000 and charges to cost of goods sold that lowered after tax earnings by approximately $626,000 for inventory adjustments. Please refer to the Notes to the financial tables for additional disclosures relating to these adjustments.

         Net revenues for the fourth quarter of fiscal 2004 increased 1.4% (0.3% excluding the favorable effect of foreign exchange) to $47,835,000 as compared to $47,171,000 in the comparable period last year.

         Following are the net revenues by business segment for the fourth quarter of fiscal 2004 compared to the fourth quarter of fiscal 2003 (in thousands of dollars):

                                                          NET REVENUES BY BUSINESS SEGMENT
                                                 -----------------------------------------------------
                                                              FOR THE THREE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                 -----------------------------------------------------
                                                        2004               2003               PERCENT
                                                                                               CHANGE
                                                 -----------------------------------------------------
Anesthesia                                            $ 24,076            $ 21,938              9.7 %
Respiratory/Critical Care                               10,160              10,855             (6.4)%
Sleep                                                    9,901              10,631             (6.9)%
Pharmaceutical Technology Services                       3,698               3,747             (1.3)%
                                                 -----------------------------------------------------
Net Revenues                                          $ 47,835            $ 47,171              1.4%
                                                 =====================================================


         Anesthesia net revenues increased 9.7% due in part to a 76.9% increase in sales of Limb-O'TM', our patented anesthesia circuit, and a 9.4% increase in sales of our anesthesia breathing systems. Respiratory/Critical Care net revenues decreased 6.4%. The most significant factor was a decline of 37.6% in international sales of our ABG product principally related to international OEM customers. Sales of ABG's have declined only 3.2% for the year.

         Net revenues in the Sleep business segment declined 6.9% (a decrease of 11.2% excluding foreign exchange). Net revenues at Sleep Services of America
(SSA), the Company's domestic sleep clinic business, decreased 8.0% resulting from the effect of closing certain less profitable sleep labs. SSA has experienced a 16.1% sales increase in the continuing sleep centers over the same period as last year. Revenues for Breas, our European manufacturer of personal ventilators and CPAP devices, decreased 6.0% (a decline of 13.5% excluding foreign exchange) resulting from increased competition in our ventilator product line and from discontinuing certain OEM products as a result of the increased focus on our own manufactured products. Breas distributors are anxiously awaiting the launch of the new family of products, some of which were introduced at the European Respiratory Show in September 2004. Significant revenues from these new products are expected to begin in the third quarter of fiscal 2005.

         Sales in the Pharmaceutical Technology Services segment have leveled off to approximately $3.7 million per quarter in each of the last five quarters.

         Terry Wall, President and CEO of Vital Signs, commented, "By closing our California plant we have discontinued certain marginal product lines and are consolidating the remaining product lines into our New Jersey and Colorado manufacturing facilities. This will lower our manufacturing costs, thus improving our gross margin performance."

         "We expect our sleep segment to show significant improvement in the third and fourth quarter of fiscal 2005, due to our new line of sleep and ventilation products. In addition we have hired a Vice President of Sales for Breas USA."

         "Our projected fully diluted earnings per share from continuing operations for fiscal 2005, is expected to be between $2.10 and $2.15 per share, which would be approximately a 22% to 25% increase over fiscal 2004 results."

         Following are the net revenues by business segment for the fiscal years ended September 30, 2004 and 2003 (in thousands of dollars):


                                                              NET REVENUES BY BUSINESS SEGMENT
                                                      -------------------------------------------------
                                                                    FOR THE YEARS ENDED
                                                                        SEPTEMBER 30,
                                                      -------------------------------------------------
                                                           2004                  2003          PERCENT
                                                                                               CHANGE
                                                      -------------------------------------------------
Anesthesia                                             $  82,791               $ 75,949          9.0%
Respiratory/Critical Care                                 42,079                 45,829         (8.2)%
Sleep                                                     44,053                 45,580         (3.4)%
Pharmaceutical Technology Services                        15,068                 18,105        (16.8)%
Adjustment to rebates                                         --                 (3,300)          --
                                                      -------------------------------------------------
Net Revenues                                           $ 183,991              $ 182,163          1.0%
                                                      =================================================

            For the fiscal year ended September 30, 2004 income from continuing operations was $22,168,000 as compared to $19,190,000 for the comparable fiscal 2003 period. Diluted earnings per share from continuing operations was $1.72 for the fiscal year ended September 30, 2004 compared to $1.48 for the comparable period last year. Included in the fiscal year ended September 30, 2004 were after tax charges totaling approximately $1.6 million for restructuring costs, failed acquisition costs, inventory adjustments and costs relating to a previously disclosed special review by the audit committee. Included in the results for the fiscal year ended September 30, 2003 are after tax charges totaling approximately $5.5 million. Please refer to the Notes to the financial tables for additional disclosures relating to these adjustments.

            For the fiscal year ended September 30, 2004 the Company reported a net loss from discontinued operations of $115,000, as compared to a net loss from discontinued operations of $4,968,000 in the comparable period in fiscal 2003.

            As a result, for the fiscal year ended September 30, 2004, the Company reported net income of $22,053,000, or $1.71 per share on a diluted basis, as compared to $14,222,000, or $1.10 per share on a diluted basis, for the fiscal year ended September 30, 2003.

            For the three months and fiscal year ended September 30, 2004 the Company bought back 16,200 shares of its common stock for $524,000 and 274,600 shares for $8.2 million, respectively. After the buyback of its common stock in the three months ended September 30, 2004 the Company's cash increased $4.0 million to $76.5 million. Net cash provided from operations for the three months and fiscal year ended September 30, 2004 was approximately $5.1 million and $34.7 million, respectively.

            On November 9, 2004 the Board approved a quarterly dividend of $0.06 per share payable on November 30, 2004 to shareholders of record on November 23, 2004.

            All statements in this press release (including without limitation our guidance with respect to anticipated full-year 2005 results, the timing of the introduction and the market acceptance for the new Breas products, and the ability to achieve expected gross margin improvements and synergies from plant consolidation), other than historical statements, constitute Forward Looking Statements under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements as a result of a variety of risks and uncertainties, including unanticipated delays in bringing products to market, regulatory approval of new products, market conditions, and competitive responses as well as other factors referred to by Vital Signs in its Annual Report on Form 10-K for the year ended September 30, 2003.

            Vital Signs, Inc. and its subsidiaries design, manufacture and market primarily single-use medical products for the anesthesia, respiratory/critical care and sleep/ventilation markets, achieving the number one market share position in five of its major product categories. In addition, Vital Signs provides pharmaceutical technology services to the pharmaceutical and medical device industry. Vital Signs is ISO 9001 certified and has CE Mark approval for its products.

FOR FURTHER INFORMATION, CONTACT:                 Terry D. Wall, President
                                                      (973) 790-1330
                                                  http://www.vital-signs.com

                                VITAL SIGNS, INC.
                              FINANCIAL HIGHLIGHTS
                               STATEMENT OF INCOME

                    (In Thousands, Except Per Share Amounts)
                                   (Unaudited)


                                                                  THREE MONTHS ENDED         FISCAL YEAR ENDED
                                                                      SEPTEMBER 30              SEPTEMBER 30,
                                                                 ----------------------    ----------------------
                                                                   2004          2003         2004        2003
                                                                 ---------    ---------    ---------    ---------
Gross revenues                                                   $  61,307    $  59,019    $ 235,512    $ 230,578
    Rebates                                                        (12,610)     (11,002)     (47,810)     (44,438)
    Other deductions                                                  (862)        (846)      (3,711)      (3,977)
                                                                 ---------    ---------    ---------    ---------

Net revenues
                                                                    47,835       47,171      183,991      182,163
Cost of goods sold and services
     provided                                                       24,334       23,328       91,374       91,608
                                                                 ---------    ---------    ---------    ---------
Gross Profit                                                        23,501       23,843       92,617       90,555

Expenses:
    Selling, general and administrative                             12,745       13,620       50,115       51,338
    Research and development                                         1,629        1,488        7,036        5,871
    Restructuring charge                                               539           --          539           --
    Interest and other (income)/expense, net                          (118)         (54)        (186)         973
    Write-off of China receivable                                       --         (420)          --          133
                                                                 ---------    ---------    ---------    ---------
Income from continuing operations
    before income taxes and minority interest                        8,706        9,209       35,113       32,240
Provision for income taxes                                           3,131        3,280       12,498       12,802
                                                                 ---------    ---------    ---------    ---------
Income from continuing operations before minority
    interest                                                         5,575        5,929       22,615       19,438
Minority interest                                                       74           12          447          248
                                                                 ---------    ---------    ---------    ---------
Income from continuing operations                                    5,501        5,917       22,168       19,190
Discontinued operations, net                                           (13)        (466)        (115)      (4,968)
                                                                 ---------    ---------    ---------    ---------
Net income                                                       $   5,488    $   5,451    $  22,053    $  14,222
                                                                 =========    =========    =========    =========
Earnings (loss) per common share:
Basic:
      Income per share from continuing operations                $    0.43    $    0.46    $    1.73    $    1.49
      Discontinued operations                                         0.00        (0.04)       (0.01)       (0.39)
                                                                 ---------    ---------    ---------    ---------
      Net earnings                                               $    0.43    $    0.42    $    1.72    $    1.10
                                                                 =========    =========    =========    =========
Diluted:
      Income per share from continuing operations                $    0.43    $    0.46    $    1.72    $    1.48
      Discontinued operations                                         0.00        (0.04)       (0.01)       (0.38)
                                                                 ---------    ---------    ---------    ---------
      Net earnings                                               $    0.43    $    0.42    $    1.71    $    1.10
                                                                 =========    =========    =========    =========
Basic weighted average number of shares                             12,683       12,869       12,793       12,905
Diluted weighted average number of shares                           12,771       12,947       12,907       12,985


                                VITAL SIGNS, INC.
                              FINANCIAL HIGHLIGHTS

                            BALANCE SHEET HIGHLIGHTS:



                                                              (In Thousands)
                                                               (Unaudited)
                                                             September 30,
                                                     -----------------------------
                                                         2004             2003
                                                     -----------------------------

    Cash and cash equivalents                        $  76,468        $  55,660
    Accounts Receivable                                 31,876           29,436
    Inventory                                           16,766           21,857
    Current Assets                                     129,724          116,425
     Total Assets                                    $ 235,878        $ 223,078
                                                     =========        =========

    Current Liabilities                              $  16,043        $  17,956
    Total Liabilities                                   16,043           17,956
    Shareholders equity                              $ 216,488        $ 202,222
                                                     =========        =========


NOTES:

2004 ITEMS
----------

         1. During the fourth quarter of fiscal 2004, the Company charged $539,000 ($350,000 after tax) to restructuring expense for the closure of our California plant, the closure of a Breas sales office in Belgium and a reduction in force at our Totowa location. The Company also charged $964,000 ($626,000 after tax) to costs of goods sold for inventory adjustments. The inventory adjustments and restructuring expenses at our California plant and Totowa New Jersey location were allocated to the Anesthesia and Respiratory/Critical Care segments. The expense of closing the Breas sales office was charged to the Sleep segment.

         2. During the third quarter of fiscal 2004, the Company expensed (to other expense) $197,000 ($128,000 after tax) of costs related to a failed attempt by the Company to acquire another company. These expenses were allocated to the Anesthesia and Respiratory/Critical Care segments.

         3. During the second quarter of fiscal 2004, the Company's Breas subsidiary expensed $363,000 ($236,000 after tax) consisting of $175,000 of discontinued product inventory, $94,000 of estimated costs for a field upgrade, and $94,000 to increase the reserve for service stock inventory. These expenses were allocated to the Company's Sleep segment.

         4. During the first quarter of fiscal 2004, included in selling, general and administrative expenses are $235,000 ($153,000 after tax) of expenses related to a special review performed by the Company's Audit Committee, and $139,000 ($90,000 after tax) of unamortized cost related to the prepayment of the Company's Industrial Revenue Bond of $1,500,000. These expenses were allocated to the Anesthesia and Respiratory/Critical Care segments.


2003 ITEMS
----------

         5. During the third quarter of fiscal 2003, the Company wrote-off certain inventory amounting to $647,000 ($421,000 after tax). A total of $397,000 related to the Respiratory/Critical Care segment of the Company's business and $250,000 related to the Company's Breas subsidiary, a part of the Company's Sleep segment. Also, in the third quarter of fiscal 2003, the Company expensed to cost of goods sold $243,000 ($158,000 after tax) for a twelve-month volume related expense adjustment from a supplier, which was also allocated to the Anesthesia and Respiratory/Critical Care segments.

         6. During the third and fourth quarter of fiscal 2003 accounting and legal expenses of $262,000 ($170,000 after tax) and $288,000 ($187,000 after tax) were incurred in connection with the Audit Committee review and related proceedings of a complaint filed against the Company and two of its officers. At the request of management, the Company's Audit Committee hired outside independent accountants and legal counsel to review the matters alleged by the plaintiff, a former CFO of the Company. These expenses were included in selling, general and administrative expenses and were allocated (on a net sales basis) to the Anesthesia and Respiratory/Critical Care segments.

         7. During the third quarter of fiscal 2003, as a result of a review of the Company's tax returns, certain state tax returns for prior periods were re-filed, resulting in an incremental tax expense of $500,000, and interest expense of $70,000 ($46,000 after tax) during the third quarter of fiscal 2003. The Internal Revenue Service (IRS) had been performing, in their normal course, an examination of the Company's 1997, 1998 and 1999 Federal tax returns. As a result of views expressed by the IRS, the Company increased its tax provision in the second quarter of fiscal 2003 by $1,081,000, $113,000 in the fourth quarter of fiscal 2003, and increased interest expense by $650,000 ($423,000 after tax) for the related interest due. An additional $40,000 ($26,000 after tax) was charged to interest expense in the fourth quarter of fiscal 2003. On October 6, 2003, the Company finalized the IRS tax audit for the years 1997, 1998 and 1999.

         8. During the second quarter of fiscal 2003, the Company reviewed and adjusted its estimate for rebates due to distributors. Based on this review, in the second quarter of fiscal 2003, the Company recorded an additional allowance for rebates of $3,300,000 ($2,145,000 after tax) in the second quarter of fiscal 2003 to assure that Vital Signs established an appropriate reserve for rebate claims. This charge was allocated to the Anesthesia and Respiratory/Critical Care segments.

         9. During the second quarter of fiscal 2003, the Company concluded that it would be unable to collect its remaining receivable under normal terms from its China distributor, and provided a reserve against the receivable balance of $553,000 ($359,000 after tax). In May 2003, the Company retained counsel in China to commence certain legal actions against its distributor in China to collect its receivable. In September 2003, the Company received $420,000 ($273,000 after tax) in cash from this distributor. Accordingly in the fourth quarter of fiscal 2003, the Company recorded that payment as income. This charge was allocated to the Anesthesia and Respiratory/Critical Care segments.

         10. In the second quarter of fiscal 2003, the Company incurred $322,000 ($209,000 after tax) of expenses relating to costs for a public offering that was discontinued due to market conditions. This charge was allocated to the Anesthesia and Respiratory/Critical Care segments.